Exhibit 99.1
NuStar Energy Covers Distribution in the Fourth Quarter and for the Full-Year 2015
Quarterly Distribution Remains at $1.095 per Unit
Highest Annual Distribution Coverage Since 2009
2015 EBITDA and DCF Highest in Partnership’s History

SAN ANTONIO, January 29, 2016 - NuStar Energy L.P. (NYSE: NS) today announced fourth quarter 2015 earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations were $150.6 million, compared to fourth quarter 2014 EBITDA of $136.0 million. For the year ended December 31, 2015, the partnership reported $662.7 million of EBITDA from continuing operations, an increase of 21% over the $547.9 million reported for the year ended December 31, 2014 and the highest reported in the partnership’s history.

Fourth quarter 2015 distributable cash flow (DCF) from continuing operations available to limited partners was $89.6 million, or $1.15 per unit, compared to 2014 fourth quarter DCF from continuing operations available to limited partners of $95.4 million, or $1.23 per unit. For the year ended December 31, 2015, DCF from continuing operations available to limited partners was $377.9 million, or $4.85 per unit, which was higher than the $354.8 million, or $4.56 per unit, earned in 2014.

“2015 was another great year for NuStar, despite challenging industry fundamentals,” said Brad Barron, President and Chief Executive Officer of NuStar Energy L.P. and NuStar GP Holdings, LLC.  “We were able to exceed a one-to-one distribution coverage ratio for a second year in a row.

“Key contributions from our Linden terminal acquisition, increased storage renewal rates at many of our terminal locations, higher utilization across our terminal system and strong South Texas crude volumes across our docks at our Corpus Christi North Beach facility provided for an 11% increase in storage revenues compared to 2014. Our pipeline segment continued to benefit from our investments in our South Texas Crude Oil Pipeline system, as pipeline revenues increased 7% year over year.”

Barron went on to say, “DCF from continuing operations available to limited partners covers the distribution to the limited partners by 1.05 times for the fourth quarter of 2015 and by 1.11 times for the full-year 2015, our highest annual distribution coverage since 2009.”

The partnership reported fourth quarter net income applicable to limited partners of $47.5 million, or $0.61 per unit, compared to net income applicable to limited partners of $41.5 million, or $0.54 per unit, for the fourth quarter of 2014. For the year ended December 31, 2015, the partnership reported net income applicable to limited partners of $257.4 million, or $3.30 per unit, compared to net income applicable to limited partners of $163.3 million, or $2.10 per unit, in 2014.

Absent a gain related to the January 2, 2015 acquisition of the remaining 50% ownership in the Linden terminal, adjusted EBITDA from continuing operations for the year ended December 31, 2015 would have been $606.5 million, still a record for the partnership, while adjusted net income applicable to limited partners would have been $202.2 million, or $2.59 per unit.
The partnership also announced that its board of directors has declared a fourth quarter 2015 distribution of $1.095 per unit. The fourth quarter 2015 distribution will be paid on February 12, 2016 to holders of record as of February 8, 2016.
2016 Earnings Guidance

“Our overall expectations for 2016 are essentially unchanged from what we conveyed to you previously, but we have adjusted our EBITDA expectations for our storage and pipeline segments. We now expect our storage segment 2016 EBITDA to be $310 to $330 million, up approximately $15 million from previous guidance, due to an increase in our expected storage rates and throughput activity at some of our terminals.
Pipeline segment 2016 EBITDA is now expected to be $335 to $355 million, lower than our previous guidance due to reduced Eagle Ford volume projections for 2016. Fuels marketing segment EBITDA is still projected to be in the range of $15 to $35 million,” said Barron.
Barron went on to say, “Our 2016 capital spending projections remain unchanged. We have budgeted to spend $360 to $380 million for strategic capital and $35 to $45 million on reliability capital spending. However, we are in the process of prioritizing all capital spending for 2016 to avoid accessing the public debt and equity markets. We plan to finance 2016

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spending with excess cash on our balance sheet, borrowings from our $1.5 billion credit facility and possibly by accessing the convertible preferred market.”
Barron concluded by saying, “Based on these projections we expect to once again cover our current distribution in 2016.”
Fourth Quarter Earnings Conference Call Details
A conference call with management is scheduled for 9:00 a.m. CT today, January 29, 2016, to discuss the financial and operational results for the fourth quarter of 2015. Investors interested in listening to the presentation may call 800/622-7620, passcode 22232103. International callers may access the presentation by dialing 706/645-0327, passcode 22232103. The partnership intends to have a playback available following the presentation, which may be accessed by calling 800/585-8367, passcode 22232103. International callers may access the playback by calling 404/537-3406, passcode 22232103. The playback will be available until 10:59 p.m. CT on February 29, 2016.
Investors interested in listening to the live presentation or a replay via the internet may access the presentation directly by clicking here or by logging on to NuStar Energy L.P.’s Web site at www.nustarenergy.com.
The presentation will disclose certain non-GAAP financial measures. Reconciliations of certain of these non-GAAP financial measures to U.S. GAAP may be found in this press release, with additional reconciliations located on the Financials page of the Investors section of NuStar Energy L.P.’s Web site at www.nustarenergy.com.
NuStar Energy L.P., a publicly traded master limited partnership based in San Antonio, is one of the largest independent liquids terminal and pipeline operators in the nation.  NuStar currently has approximately 8,700 miles of pipeline and 79 terminal and storage facilities that store and distribute crude oil, refined products and specialty liquids.  The partnership’s combined system has approximately 93 million barrels of storage capacity, and NuStar has operations in the United States, Canada, Mexico, the Netherlands, including St. Eustatius in the Caribbean, and the United Kingdom.  For more information, visit NuStar Energy L.P.'s Web site at www.nustarenergy.com.
This release serves as qualified notice to nominees under Treasury Regulation Sections 1.1446-4(b)(4) and (d). Please note that 100% of NuStar Energy L.P.’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of NuStar Energy L.P.’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals and corporations, as applicable. Nominees, and not NuStar Energy L.P., are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding future events, such as the partnership’s future performance. All forward-looking statements are based on the partnership’s beliefs as well as assumptions made by and information currently available to the partnership. These statements reflect the partnership’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in NuStar Energy L.P.’s and NuStar GP Holdings, LLC’s 2014 annual reports on Form 10-K and subsequent filings with the Securities and Exchange Commission. Actual results may differ materially from those described in the forward-looking statements.

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information
(Unaudited, Thousands of Dollars, Except Unit and Per Unit Data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Statement of Income Data:
Revenues:
Service revenues	$281,025	$270,895	$1,114,153	$1,026,446
Product sales	183,894	410,843	969,887	2,048,672
Total revenues	464,919	681,738	2,084,040	3,075,118
Costs and expenses:
Cost of product sales	169,500	389,020	907,574	1,967,528
Operating expenses	117,612	135,359	473,031	472,925
General and administrative expenses	27,096	27,070	102,521	96,056
Depreciation and amortization expense	52,687	48,943	210,210	191,708
Total costs and expenses	366,895	600,392	1,693,336	2,728,217
Operating income	98,024	81,346	390,704	346,901
Equity in earnings of joint ventures	—	3,059	—	4,796
Interest expense, net	(33,559)	(31,735)	(131,868)	(131,226)
Other (expense) income, net	(70)	2,683	61,822	4,499
Income from continuing operations before income tax expense	64,395	55,353	320,658	224,970
Income tax expense	4,915	484	14,712	10,801
Income from continuing operations	59,480	54,869	305,946	214,169
(Loss) income from discontinued operations, net of tax	—	(1,475)	774	(3,791)
Net income	$59,480	$53,394	$306,720	$210,378
Net income applicable to limited partners	$47,485	$41,522	$257,366	$163,339
Net income (loss) per unit applicable to limited partners:
Continuing operations	$0.61	$0.55	$3.29	$2.14
Discontinued operations	—	(0.01)	0.01	(0.04)
Total	$0.61	$0.54	$3.30	$2.10
Weighted-average limited partner units outstanding	77,886,078	77,886,078	77,886,078	77,886,078

EBITDA from continuing operations (Note 1)	$150,641	$136,031	$662,736	$547,904
DCF from continuing operations (Note 1)	$102,393	$108,173	$428,971	$405,890

	December 31,
	2015	2014
Balance Sheet Data:
Total debt	$3,163,349	$2,826,452
Partners’ equity	1,609,844	1,716,210
Consolidated debt coverage ratio (Note 2)	4.5x	4.0x

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Barrel Data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Pipeline:
Refined products pipelines throughput (barrels/day)	551,246	533,521	522,146	510,737
Crude oil pipelines throughput (barrels/day)	435,007	490,969	471,632	437,757
Total throughput (barrels/day)	986,253	1,024,490	993,778	948,494
Throughput revenues	$130,492	$130,812	$508,522	$477,030
Operating expenses	40,081	44,421	153,222	154,106
Depreciation and amortization expense	22,058	20,036	84,951	77,691
Segment operating income	$68,353	$66,355	$270,349	$245,233
Storage:
Throughput (barrels/day)	888,033	918,929	899,606	887,607
Throughput revenues	$31,762	$31,867	$130,127	$123,051
Storage lease revenues	123,067	111,142	494,781	441,455
Total revenues	154,829	143,009	624,908	564,506
Operating expenses	70,185	74,952	290,322	277,554
Depreciation and amortization expense	28,541	26,368	116,768	103,848
Segment operating income	$56,103	$41,689	$217,818	$183,104
Fuels Marketing:
Product sales and other revenue	$185,497	$414,205	$976,216	$2,060,017
Cost of product sales	172,820	392,734	922,906	1,983,339
Gross margin	12,677	21,471	53,310	76,678
Operating expenses	9,926	18,563	39,803	51,857
Depreciation and amortization expense	—	—	—	16
Segment operating income	$2,751	$2,908	$13,507	$24,805
Consolidation and Intersegment Eliminations:
Revenues	$(5,899)	$(6,288)	$(25,606)	$(26,435)
Cost of product sales	(3,320)	(3,714)	(15,332)	(15,811)
Operating expenses	(2,580)	(2,577)	(10,316)	(10,592)
Total	$1	$3	$42	$(32)
Consolidated Information:
Revenues	$464,919	$681,738	$2,084,040	$3,075,118
Cost of product sales	169,500	389,020	907,574	1,967,528
Operating expenses	117,612	135,359	473,031	472,925
Depreciation and amortization expense	50,599	46,404	201,719	181,555
Segment operating income	127,208	110,955	501,716	453,110
General and administrative expenses	27,096	27,070	102,521	96,056
Other depreciation and amortization expense	2,088	2,539	8,491	10,153
Consolidated operating income	$98,024	$81,346	$390,704	$346,901

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Per Unit Data)
Notes:

(1)
NuStar Energy L.P. utilizes financial measures such as earnings before interest, taxes, depreciation and amortization (EBITDA), distributable cash flow (DCF), adjusted net income and adjusted net income per unit (collectively, financial measures), which are not defined in U.S. generally accepted accounting principles (GAAP). Management uses these financial measures because they are widely accepted financial indicators used by investors to compare partnership performance. In addition, management believes that these financial measures provide investors an enhanced perspective of the operating performance of the partnership’s assets and/or the cash that the business is generating. None of these financial measures are presented as an alternative to net income or income from continuing operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with GAAP. For purposes of segment reporting, we do not allocate general and administrative expenses to our reported operating segments because those expenses relate primarily to the overall management at the entity level. Therefore, EBITDA reflected in the segment reconciliations exclude any allocation of general and administrative expenses consistent with our policy for determining segmental operating income, the most directly comparable GAAP measure.

The following is a reconciliation of income from continuing operations to EBITDA from continuing operations and DCF from continuing operations:

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Income from continuing operations	$59,480	$54,869	$305,946	$214,169
Plus interest expense, net	33,559	31,735	131,868	131,226
Plus income tax expense	4,915	484	14,712	10,801
Plus depreciation and amortization expense	52,687	48,943	210,210	191,708
EBITDA from continuing operations	150,641	136,031	662,736	547,904
Equity in earnings of joint ventures	—	(3,059)	—	(4,796)
Interest expense, net	(33,559)	(31,735)	(131,868)	(131,226)
Reliability capital expenditures	(17,936)	(10,373)	(40,002)	(28,635)
Income tax expense	(4,915)	(484)	(14,712)	(10,801)
Distributions from joint ventures	—	1,708	2,500	7,587
Other items (a)	9,282	11,686	(44,032)	19,732
Mark-to-market impact on hedge transactions (b)	(1,120)	4,399	(5,651)	6,125
DCF from continuing operations	$102,393	$108,173	$428,971	$405,890

Less DCF from continuing operations available to general partner	12,766	12,766	51,064	51,064
DCF from continuing operations available to limited partners	$89,627	$95,407	$377,907	$354,826

DCF from continuing operations per limited partner unit	$1.15	$1.23	$4.85	$4.56

(a)
Other items mainly consist of (i) a ($56.3 million) non-cash gain and insurance proceeds of $7.8 million mainly received in the fourth quarter of 2015, associated with the Linden terminal acquisition on January 2, 2015; (ii) a lower of cost or market adjustment of $3.8 million for the three months and year ended December 31, 2014 and (iii) the net change in deferred revenue associated with throughput deficiency payments and construction reimbursements for all periods presented.

(b)
DCF from continuing operations excludes the impact of unrealized mark-to-market gains and losses that arise from valuing certain derivative contracts, as well as the associated hedged inventory. The gain or loss associated with these contracts is realized in DCF from continuing operations when the contracts are settled.

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Per Unit Data)
Notes (continued):

The following is a reconciliation of net income and net income per unit to adjusted net income applicable to limited partners and adjusted net income per unit:

	Year Ended December 31, 2015
Net income / net income per unit	$306,720	$3.30
Gain on Linden terminal acquisition	(56,277)	(0.71)
Adjusted net income	250,443
GP interest and incentive	(48,228)
Adjusted net income applicable to limited partners / adjusted net income per unit	$202,215	$2.59

The following is a reconciliation of EBITDA from continuing operations to adjusted EBITDA from continuing operations:

Year Ended December 31, 2015
EBITDA from continuing operations	$662,736
Gain on Linden terminal acquisition	(56,277)
Adjusted EBITDA from continuing operations	$606,459

The following are reconciliations of projected operating income to projected EBITDA for our reported segments:

Year Ended December 31, 2016
	Pipeline	Storage	Fuels Marketing
Projected operating income	$ 250,000 - 265,000	$ 195,000 - 210,000	$ 15,000 - 35,000
Plus projected depreciation and amortization expense	85,000 - 90,000	115,000 - 120,000	—
Projected EBITDA	$ 335,000 - 355,000	$ 310,000 - 330,000	$ 15,000 - 35,000

(2)	The consolidated debt coverage ratio is calculated as consolidated debt to consolidated EBITDA, each as defined in our $1.5 billion five-year revolving credit agreement.